Exhibit 99.1
PFSweb
Moderator: Todd Fromer
August 14, 2006
11:00 a.m. ET
OPERATOR: Good morning. My name is Jackie and I’ll be your conference facilitator today. At this time, I would like to welcome everyone to the PFSweb Second Quarter Earnings Conference call. All lines have been placed on mute to prevent any background noise.
After the speakers’ remarks, there will be a question and answer period. If you would like to pose a question during this time, please press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. It is now my pleasure to turn the floor over to Todd Fromer. Sir, you may begin your conference.
TODD FROMER, KCSA: Good morning everyone and thank you for joining us for the PFSweb second quarter earnings conference call. Before we begin, I’d like everyone to note that matters discussed on this conference call consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties which could cause actual results to differ materially from the forward-looking information.
PFSweb’s annual report on Form 10K and 10KA for the year ended December 31, 2005 identifies certain factors that could cause actual results to differ materially from those projected in any forward-looking statements made. And investors are advised to review the annual report and the risk factors described herein.
These factors include: Our ability to retain and expand relationships with existing clients and attract and implement new clients, our reliance on the fees generated by the transaction volume or product sales of our clients, our reliance on our clients’ projections or transaction volume or product sales, our dependence upon our agreements with IBM, our dependence upon our agreements with our major clients, our client mix, their business volumes and the seasonality of their business, our ability to finalize pending contracts, the impact of strategic alliances and acquisitions, trends in the market for our services, trends in commerce, whether we can continue and manage growth, changes in the trend towards outsourcing, increased competition, our ability to generate more revenue and achieve sustainable profitability, effects or changes in profit margins, the customer and supplier concentration of our business, the unknown effects of possible system failures and rapid changes in technology, trends in government regulation, both foreign and domestic, foreign currency risks and other risks of operating in foreign countries, potential litigation, our dependency on key personnel, the impact of new accounting standards and rules regarding revenue recognition, stock options and other matters, changes in accounting rules or the interpretation of those rules, our ability to raise additional capital or obtain additional financing, our ability and the ability of our subsidiaries to borrow under current financing arrangements and maintain compliance with debt covenants, relationship with and our guarantees of certain of the liabilities and indebtedness of our subsidiaries, whether outstanding warrants issued in a prior private placement will be exercised in the future, the transition costs resulting from our merger with eCOST, our ability to successfully integrate eCOST into our business to achieve the anticipated benefits of the merger, eCOST’s potential indemnification obligations to its former parent, eCOST’s ability to maintain existing and build new relationships with manufacturers and vendors and the success of advertising and marketing efforts and eCOST’s ability to increase its sale’s revenue and sales margin and improve operating efficiencies.
PFSweb undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known. It is now my pleasure to turn your call over to Mr. Mark Layton, Chairman and Chief Executive Officer of PFSweb. Mark, the floor is yours.
MARK C. LAYTON, CHAIRMAN AND CHIEF EXECUTIVE OFFICER, PFSWEB: Thank you Todd. Good morning, everyone. Welcome to our second quarter conference call. I’ll begin this morning by providing you a brief overview of the results and activities for PFSweb during the June quarter and the first six months of 2006, and then provide an update on the current status of our integration with eCOST.com.

Today’s release is highlighted by continued improvement and profitability for our supplies distributors and PFSweb’s services segments. Both of these segments have had a very solid first half of 2006, both top and bottom line. And I’m very pleased with their performance.
The quality of performance for our services’ clients continues to be strong. And the stability of these segments of our business, both in operations and in financial performance have provided us the opportunity to focus significant attention and resources to our products division expansion strategy and the integration of eCOST, pursuant to the merger transaction earlier this year.
Later in the call during the Q&A portion, Mike Willoughby — who we appointed as President of the Services Division earlier this year as part of some management alignment we completed in connection with the addition of eCOST will be available to answer any questions pertaining to the services business.
As you will have noted, we have experienced challenges in achieving our plans to improve the service and financial performance of the eCOST.com business segment since the merger.
The time and effort needed to meet certain quality and service targets for eCOST has been greater than we expected and has also contributed to lower-than-targeted revenue and gross-profit margins during the June 2006 quarter. And we expect this to continue into the September 2006 quarter.
The good news is that we have made significant progress on our integration efforts. Within the last week or so, we’ve begun to see improvements in our customer-service levels. And we believe these improvements, combined with a number of other business actions we are undertaking, should ultimately result in improved financial performance for this segment.
I’ll be back in a few minutes to just talk more about eCOST. But now let me turn over to give you a little information on the performance of the services and supplies division segments.
In the second quarter we continued our strong momentum in these businesses. Service-fee revenue was $16.2 million in the second quarter. To date, 2006 has been a stronger year for new business agreements for our services business compared to 2005.
During the first half of 2006, we have finalized a number of new business agreements consisting of both new clients as well as expanded relationships with existing clients. So far this year we have signed new contracts with estimated on-going annual service fees of approximately $7 million plus special projects of approximately $1 million.
These new arrangements expand across all of our geographies, U.S., Canada and Europe. While certain of these new contracts, sorry, while certain of these contracts with new and existing clients have been specifically named or disclosed including our relationship with Roots and Chiasso and our new call center relationship in Europe due to contractual arrangements, we are currently unable to disclose several other relationships that we have won.
We believe our success in new business activity during the first half of ’06 is primarily attributable to the progress we have achieved in refocusing our marketing efforts on some key market segments.
As you’ll recall during 2005, we had broadened our marketing efforts in an attempt to move into a variety of different industry areas. And at the end of the year, we assessed that that had not been as effective as we’ve liked. So this year and as I discussed on previous conference calls, we adjust our sales strategy and marketing to capitalize more on core strengths in technology, consumer goods and the web-commerce arena.
We are very encouraged by the recent traction in the new business activity and will seek to maintain this momentum going forward. Currently we’ve got a strong pipeline of potential new business, including pending proposals of approximately $40 million in annual service fees. It’s always difficult to predict how many of these proposals will win. And we’d also like to reiterate that our focus on larger contracts has a long sales cycle.

Our BPO solutions including logistics, distribution, fulfillment, transportation management, product-over management, the ERP technology, our web-enabled customer care locations, when we develop Web sites and host them, our credit-collections capability, all of our customer-relationship management tools, and a whole bunch more in the whole suite of supply-chain services that we belong, you know, continue to show that we can deliver a strong return on investment and serve as a critical component at least collectively, serve as a critical component to our overall growth strategy.
We believe our recent contract wins continue to demonstrate our ability to meet and exceed client expectations. And we remain committed to addressing the needs of our clients through the entire supply chain on a global basis.
So in summary, regarding these two business segments — that’s PFS services business and Supplies Distributors — we’re very pleased with their first-half results, the richness of our new business pipeline and the quality of performance, both operationally and financially, so kudos to our services team for a great first half.
We began last quarter reporting merchandise sales as a barometer of overall activity and scale of commerce that the PFSweb infrastructure is processing. During the second quarter of 2006, merchandise sales totaled approximately $662 million.
We define merchandise sale as the value of all fulfillment activity which flows through PFSweb, whether or not we are the seller of the merchandise or record the full amount of sales on our financials.
OK, let me now move on to provide you with some information on the status of the eCOST business segment. From a strategic standpoint, we continue to very much believe that the world-class infrastructure capabilities that PFSweb’s technology and operations platform that we can effectively and properly deploy these into the rapidly growing online commerce industry.
Beyond that, just to being a service provider and service providing has really been our primary line of business since the inception of the company in the 1990s. We continue to believe that if we can be successful into our foray into the direct sale of products via online commerce that we can ultimately boost top-line growth and improve financial performance of our business and unlock what we believe is significant hidden value.
So the acquisition of eCOST in February of 2006 was undertaken as a means for PFSweb to execute this strategic plan.
As I alluded to earlier in the call, we have experienced some significant challenges in achieving our plans to improve the service and financial performance of the eCOST business segment over the past five months.
Our integration project, which encompasses the two facility moves and the system conversion, actually have moved along pretty much on the timeline that we planned. However, we expect to also be able to make various business processing improvements in areas like freight costs, credit card charge backs and in customer service levels during the early months of the integration.
What we found is that these improvements prove to be much more difficult, complex and lengthier than we had originally projected. The result of these issues, so far, as been a reduction in revenue, gross profit percentage, and quality and customer service levels that are far below our standard since the merger.
Further, we experienced a significantly higher than normal level of fraudulent credit card activity in June and July 2006, due in part to problems experienced in the ERP systems conversion.
Now we believe that these system issues have all been resolved, but as a result, we expect charge back levels to continue high for at least one more quarter. Going forward, we expect to return to a normal level of credit charge backs in the future.
Now clearly the road’s been rougher than we would have liked in the eCOST integration, but there is some good news. As I mentioned, our integration efforts have made significant progress and have generally met our time schedule we laid out last year when we were evaluating the merger.

While the cost to get here has been higher than anticipated, we do believe we are approaching the finish line of the heavy lifting part of the integration and that we are on target to have the business ready to perform well operationally for the holiday season of 2006.
So, as I stated, it’s been a rougher road to get here than we would have liked, but our focus continues to be to keep moving forward and drive this business model to profitability as soon as possible.
Through the implementation of PFS’s system’s platform at eCOST, we expect to gain several significant benefits in terms of our ability to better control gross margin percentage, by being a lot more selective on the orders we accept and sharper on pricing and using automated tools to help us get there.
We also believe we can improve the impact of freight cost on our financial performance, and, most importantly, given the recent events, we believe we can implement much improved controls over both terms and credit card credit transactions.
We’re focused on molding the eCOST business into a profitable, sustainable model. Profit, not revenue, will continue to be our near-term focus with an emphasis on stronger gross profit performance.
Once we achieve that goal, we can then turn our attention towards revenue growth and increase scale and begin to focus on many of the exciting opportunities and product and international expansion that we see for the eCOST business.
But in the meantime, our focus is going to be on improving gross profit percentage, reducing costs, and improving the quality of our operations that will ultimately result in improved financial performance.
I want to reiterate we remain excited about the opportunities presented by the merger. The combination of our operating infrastructure and technology expertise with eCOST’s strong web platform and customer base provides ample opportunities for growth within the $79 billion web marketplace.
Our goal is to capitalize on eCOST’s customer base of more than 1.5 million customers and its broad selection of more than 100,000 high quality new, close-out and refurbished products that are primarily from brand name technology and consumer electronics manufacturers.
While the creation of the new eCOST has been challenging, we are targeting eCOST to be a stronger, profitable business once all of our challenges — changes, sorry — become fully implemented.
We continue to make important strides in improving eCOST technology and operational infrastructure, but there’s much more to be done.
Now I promised each quarter that I’d give you some details related to the integration and the milestones that we’ve completed, so let me cover some of those that we have completed since the last conference call.
First, we have located the eCOST headquarters from its former parent company location, which was at PC Mall in Torrance, California to a new facility in El Segundo, California.
That was finalized the first week of June. This move is expected to produce cost savings of approximately $20,000 per month. Next, we have consolidated eCOST’s inventory into the PFSweb Shelby Drive (ph) facility, which was also in Memphis, and that was completed the weekend of August 1, 2006.
This move provides the eCOST’s division access to PFS’s advanced warehouse technologies, our high bar coding and shop floor automation and radio frequency technologies. We believe all these things will help us improve cost, accuracy and speed of fulfillment and will result in improved customer service capabilities.
Third, eCOST was an early adopter of the Google checkout, and we announced this earlier this summer. This is a new service from Google that improves the customer online shopping experience. Excuse me for a second.

On the Google checkout, in addition to helping shoppers find and buy from online retailers, the new checkout option creates a more secure shopping environment through Google’s innovative technologies. We believe this service will help reduce shopping cart abandonment, increase conversion rates though a more fast and secure purchase process.
This new checkout option has had some great activity levels on the eCOST site, and Google continues to heavily promote the roll-out which is beneficial to eCOST’s continuing traffic levels and our attraction of new customers.
Four, we also announced the appointment of ExactTarget to handle eCOST direct marketing efforts. This was a transition in our e-mail campaigns to ExactTargets more advanced hosted software application. We expect to further improve customer service and increase company efficiencies on this.
The launch of this program in June sends more personalized e-mails with greater content features to a host of subscribers. In addition, we’ll benefit from advanced reporting capabilities which were not available to us in our previous system.
Fifth, we converted eCOST from its previous ERP platform to PFSweb’s ERP platform on the weekend of June 24 of 2006. This was probably one of the most critical milestones for us in the integration process so far, and we believe the integration of our ERP platform will allow us to more effectively address the various functionality issues in eCOST’s order management pipeline and its credit approval process, inventory management and overall website functionality.
The system conversion as I’ve discussed has been an arduous process, but we believe it’s imperative to achieve the significant improvements in both customer satisfaction and overall performance. And as I mentioned, both of these are currently below the levels that are acceptable to us.
While we definitely experienced a number of issues from the conversion, we believe we have addressed and rectified all of the major problems that we’ve identified at this point.
There are still a lot of enhancements that need to be addressed in order to reach levels of quality and productivity that we believe we can obtain.
However, we’re fairly confident we believe that we’re headed in the right direction at this point.
eCOST’s virtual warehouse partnerships and you’ll hear, excuse the acronym, VW to describe that, uses advanced middle work technology platform from PFS called Entente, and we continue to make strong progress on the expansion of this VW program.
As of this call, we now have four very robust virtual warehouses where VW feeds with key distribution partners, and we’re anticipating to add two to four more feeds before the end of 2006.
The VW concept is an area we expect to expand significantly in the future as it allows us to sell a much broader range of products that we don’t have to carry in our facility or have any inventory risks or incur costs for storage or fulfillment.
We’re also continuing to develop our non-product and service categories that are targeted to higher gross margin sales. These are products like our extended service contracts and platinum club memberships.
Now this week, the new eCOST.com will be unveiled to approximately 200 expected attendees at the first eCOST Vendor Appreciation Day. This will be held in El Segundo and at this event, myself, eCOST CEO Adam Schaffer and the entire eCOST management team will begin to share our vision with our key suppliers about the new and improved service platform, our plans for profit and growth, and give them a virtual tour of the expansion capabilities that the PFSweb technology and operations facilities can provide to eCOST.
We believe this is an important event that will mark the official beginning of a new era for eCOST focused on outstanding product selection, world-class customer service and improved financial performance for the eCOST business.

Let me now turn over the call to Tom Madden who will discuss some details on the financial results for the quarter. Tom?
TOM MADDEN, SENIOR PARTNER — CHIEF FINANCIAL OFFICER AND CHIEF ACCOUNTING OFFICER, PFSWEB: Thank you, Mark.
Net revenues for the second quarter of 2006 were $109.3 million, compared to $84.9 million in the same period last year.
This was an increase of more than 28 percent. Please note though that the reported results for the three months ended June 30 of last year do not include the operations from our wholly-owned eCOST.com subsidiary, which was acquired on February 1 of this year.
On a pro forma basis, including these cost revenues and the prior year of $41.0 million, prior year revenues would have been approximately $125.9 million.
Service fee revenue was $16.2 million in the second quarter of 2006, approximately even with the run rate from the prior year.
While we experienced growth and service fees due to new client activity, this was partially offset by the impact of certain client terminations from calendar year 2005, which no longer generated revenue in the current year.
In addition, service fee revenue was somewhat negatively impacted by the timing of certain product drops, a (INAUDIBLE) to our largest service fee client. These drops are now targeted for the September or December quarters of this fiscal year.
Second quarter revenues for PFSweb’s Supplies Distributors division, which was formally exclusively reported as our product revenue in the past decreased to $60.9 million from $63.4 million in the year earlier period. This decrease is primarily attributable to the timing and extent of certain promotional activity from one of our largest vendor relationships in this business.
eCOST revenues for the three months ended June 30, 2006 was $28 million, compared to $41.0 million in the same period last year. As Mark discussed earlier, we continue to experience certain challenges in this business during the quarter, resulting in reduced revenue run rate.
Consolidated gross profit in the second quarter of fiscal 2006 was $10 million, or 9 percent of net revenues as compared to $8 million or 9 percent of net revenues in the same period last year.
Gross profit for our service fee business was $4.8 million or 30 percent of service fee revenue compared to $4.2 million or 25.7 percent of service fee revenues in the second quarter of 2005.
We are pleased with this improvement, and the increase year-over-year was primarily attributable to the favorable impact of contracts that become operational in calendar year 2005 and had incremental start-up related expenses during that period.
As we now operate these contracts on a regular run rate basis, the gross margin has improved from the earlier levels, which is what we had expected. Gross profit for our Supplies Distributor’s business was $4.1 million or 6.7 percent of product revenue compared to $3.8 million or 6 percent of product revenue the same period last year.
It’s a relatively consistent performance there in our Supplies Distributor’s business.
eCOST’s gross profit was $1.1 million or 3.7 percent of revenue compared to $2.7 million or 6.7 percent of revenue in the same period last year. eCOST’s gross profit for the quarter was impacted by increased inventory (INAUDIBLE) costs and higher than normal credit card charge back activity as Mark discussed earlier.

These charge backs are treated as a reduction of revenue, and as a result, having negative impact on the divisions reported gross margins. We do expect margins for the eCOST business to improve going forward, following the completion of our integration plan.
During the June 2006 quarter, SG&A totaled $12.5 million, which was an increase from $8.0 million in last year’s June quarter. This increase is primarily attributable to the consolidation of eCOST, as well as incremental expenses related to the merger with eCOST and stock based compensation expenses put (INAUDIBLE) new accounting rules and all these were partially offset by the favorable impact of exchange rates on our European and Canadian operations.
EBITDA, which is a key metric in evaluating our operational performance, was a loss of $687,000 for the quarter ended June 30, 2006 versus a positive $1.6 million in the year earlier period.
Excluding the $0.4 million in incremental integration related costs to put what eCOST.com and the $0.2 million of stock based compensation expense, however, adjusted EBITDA equaled $3,000, which would just about break even in the 2006 first quarter.
Our net loss for the second quarter ended June 30, 2006 was $3.2 million or seven cents per basic and diluted share, compared to a net loss of $546,000 or two cents per basic and diluted share in the second quarter 2005.
Excluding the impact of the integration related expenses, stock based compensation expenses, as well as the impact of the amortization of intangible assets (INAUDIBLE) cost acquisition, net loss would have been $2.3 million or five cents per basic and diluted share in the June 2006 quarter.
Turning to the balance sheet, cash and cash equivalents and restricted cash totaled approximately $19 million as of June 30, compared to $15.9 million as of December 31, 2005.
Our cash balance was positively impacted this quarter from the proceeds of our $5 million pipe transaction completed in June 2006. Some of these funds were advanced to eCOST to support the operating losses of that business through June with additional monies advanced in July, as well.
As of June 30, 2006, working capital was $21.0 million versus $23.4 million as of December 31, 2005. This increase was primarily due to the classification of our debt to the Mississippi Industrial Development Board as a current liability as the related letter of credit agreement that we have with our banks supporting this financing currently expires in January of 2007.
In addition, we had some cash use (INAUDIBLE) the integration of the eCOST business into the overall PFS consolidated results.
We are targeting to renew the letter of credit facility later this year, which we hope to then be able to allow us to reclassify this debt on the industrial development board financing back to a long term liability.
Total assets were $178.3 million as of June 30, 2006 compared to $131.7 million as of December 31, 2005. Shareholder’s equity totaled $57.9 million as of June 30 or $1.25 per share compared to $29.9 million as of December 31, 2005 or $1.33 per share at that time.
Based on current internal projections, we anticipate capital expenditures, including the integration of eCOST.com, as well as upgradings and additions to facilities and information technology systems to be approximately $4 million to $7 million for the next 12 months, depending on our success in winning new business.
Our normal capital expenditure run rate is approximately $2 million to $3 million per year to support our existing client activity and the remainder of that amount up to the $4 million to $7 million level that I just discussed is really equitable (ph) to the amounts to support targeted levels of new business for both new client activities that we’ve signed and anticipate new client signings in the future.

To maintain our existing cash position, a portion of future capital expenditures, as well as any potential future operating losses may be financed through debt, operating or capital leases or additional equity.
As Mark has discussed, our eCOST financial plan is well below our targeted performance for this business. We expect to continue to experience financial shortfalls for eCOST during the September quarter as well.
We are currently targeting our operating losses to improve from the levels experienced in June and July of 2006 as we emphasize gross profit performance, controlling costs and improving quality of our operations and customer service.
During the second quarter of 2006, PFSweb shareholders overwhelmingly approved the re-election of two of the company’s existing directors. The appointment of KPMG as our auditors and also approved, providing the (INAUDIBLE) director’s discretion in implementing the reverse split of the PFSweb shares up to a ratio of 1:6 for a period of up to one year.
We have no imminent plans to issue a reverse split. Our focus remains on improving our business performance fundamentals and allowing financial performance to be the primary driver as share price performance.
However, should our share price remain under one dollar, we will consider this the use of the reverse split in order to maintain compliance with NASDAQ requirements. Now I would like to turn the call back over to Mark (INAUDIBLE).
MARK LAYTON: OK. Thanks, Tom. Before I open the call for questions, let me quickly review a few of the key operating highlights for eCOST that we began disclosing to you last quarter. As we have targeted since the merger announcement, we expect our efforts to merge eCOST and get it going to really begin to materialize towards the end of this year and into 2007.
Our current fiscal year is very much a transition year for eCOST.com, and we expect to significantly build on the follow metrics once our integration plan becomes fully implemented. I’m sure I’ll get some questions about exactly where we’re at. Let me try to frame (INAUDIBLE) from the eCOST standpoint into Tom’s financial comments here.
If July was probably the low point in terms of what we have seen at this point, we went in the last part of June and into early July through the major part of the system conversion and at that point is when we experienced some of the difficulties that we’ve been describing here today.
Since that point in time, I would say mid-July or so, we begin to see the business kind of return back in the right direction. Our performance levels are kind of beginning to improve on a daily basis.
Our customer service stuff is improving at that point, so what I believe at this point is that you can probably look at the low level in the July time frame and we’re beginning to move back up. But obviously this has impacts on the September quarter as well.
As of June 30, eCOST had 1.58 million customers compared to 1.29 million total customers in the prior period. Active customers for the June 2006 quarter were 351,157 compared to 536,172 in the year earlier period. New customers for the second quarter of 2006 totaled 70,590 versus 75,202 new customers in the same period a year ago.
Now we define total customers as the cumulative number of customers for which orders have been taken from eCOST’s inception to the end of this reported period, and we count active customers as the number of customers who placed orders during the twelve months prior to the end of this reported period.
For the three months into June 30, eCOST reported a total of approximately 90,000 orders shipped with an average order value of about $340. This compared to about 123,000 orders shipped with an average order value of $352 in the same period last year. Computers, along with electronics and digital imaging, continued to be our significant product categories among both the new and existing customers.

Advertising expenses for the second quarter were down at about $.9 million as compared to $1.47 million in the second quarter of 2005. The costs to acquire a new customer improved. We calculate that as total advertising dollar spent in the period, divided by new customers added in the period.
For the June quarter, our cost to acquire a new customer was $13.97. That’s versus $19.51 in the same period a year ago. Overall on a consolidated company basis, we remain on target to achieve our previously stated projections of consolidated revenue growth exceeding ten percent, gross profit margins of ten to twelve percent and a net income margin of one to two percent over the long term.
In the short term, we believe we’re well positioned to work on this integration plan and the improvements to the eCOST business and continuing to see the other two business segments remain steady in our services and supplies distributors business.
Once again, I’ll reiterate. While the road’s been rougher for eCOST, we do think we’re still on target timing wise to be poised for a strong holiday season.
Obviously we’re encouraged with the performance of the services and supplies segments and their continuing ability to maintain operational excellence and provide world-class service levels.
And once again, the objective is to raise the eCOST performance to this same level of excellence as soon as we can. This concludes our prepared comments, and Operator, we’ll now take questions from the floor.
OPERATOR: At this time, I would like to remind everyone, if you would like to pose a question, press Star one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.
BILL BUNN: You mentioned, excuse me, with regards to CAPEX, you mentioned an additional level of four to seven million depending on how new business came in. And compare that to the two million which is more or less normal, so an incremental 2:5. Will you be able to fund that out of the funds you have in place already, and second, how is that going to affect depreciation and earnings per share going forward?
TOM MADDEN: As far as the funding of the capital expenditures, we’ll look like we have traditionally for leasing opportunities, financing opportunities for that equipment. We’ve had success in the past with working with either our partners that we’re buying the product from or other leasing companies, and we’ll continue to seek that kind of financing going forward.
As far as the increased depreciation run rate, as we look at and complete our cost models for the new business opportunities, one of the critical components of those cost models is the capital expenditure costs that we would incur to get the new contract up and running.
So it’s part of the overall financial model, and we make sure that we’re covered, not only for the depreciation costs (INAUDIBLE), but in many cases also the interest and financing component of those capital expenditures as well,
And for any significant capital that expenditures that might be made, we also look to insure that the contract arrangement provide for a termination fee or some kind of clause in the agreement that to the extent that the client were to leave earlier than anticipated, that they would have a liability to us to make up for the remaining book value of that equipment.
BILL BUNN: All right. Thank you.
OPERATOR: Thank you. Your next question is from David Foetebier of JM Dutton.
DAVID SOETEBIER: Morning, gentlemen.
MARK LAYTON: Morning, Dave.

DAVID SOETEBIER: I’d like a little more detail on eCOST. I guess, first on number of manufacturers that you’ve added, any new manufacturers that are using the eCOST capability. Are you — have you lost any this quarter?
MARK LAYTON: We’ve not lost any that I’m aware of this quarter. David there are always new manufacturers being brought on, so I think it’s more due course in business. There are no major new manufacturers being added. I know for certain that there were a number of smaller manufacturers and new lines that were brought onboard.
Keep in mind that the VW feeds that I was describing earlier are our primary mechanism of new products and those just automatically appear. So if a distribution partner that we use in the consumer electronics area or in the gaming area adds a new line, it will automatically appear on the eCOST website as available.
And we had a little bit of hiccup in that feed during July as we went through the system conversion, but we rely primarily on these feeds for the addition of new products.
DAVID SOETEBIER: Second part of this. On the active customers — 351,000 roughly versus 536,000, was there a big promotion or something a year ago that may have contributed to a lot of active customers that are not in there this year?
MARK LAYTON: Active customers the twelve-month look back, so if you look at eCOST history, they ran into their significant operating problems beginning in April of 2005. So when you look at the June 2005 twelve month look back, it would have been back into a relatively stronger period of operations that they had and during a time they were still a wholly owned subsidiary of PC Mall. The difficulties that the business has had is really the macro issue that speaks to the decline in the active customers.
DAVID SOETEBIER: Last questions on SG&A. Could you give us maybe a target for what that might come out in September and December?
TOM MADDEN: We haven’t provided that guidance. There will continue to see some level of integration costs put to the cost business like we experienced this quarter. You know they, I don’t see anything else having significant impact on a quarter-over-quarter basis.
One of the items, you know, that we did talk about was the credit card fraud activity as opposed to that being as an SG&A item, that is treated as a negative revenue number component. So that does not show up on the SG&A
So outside of, you know we’re continuing to focus in on controlling our SG&A cost structures, both within the PFS and Supplies Distributors business as well as an eCOST. I hope that gives you a little bit of flavor.
DAVID SOETEBIER: I forgot here, I had a question on special fraud projects also. The one million, has that already been completed or will that show up in September?
TOM MADDEN: Mike, why don’t you take that?
MIKE WILLOUGHBY: Well, I believe that the $1 million figure that we referred to in the call earlier was run rate at the end of June 30. Special projects are a part of our normal business activities and while they are somewhat unpredictable, we expect to see continued special projects through the end of the year. And we’d really like to see those coming into the business stream.
DAVID SOETEBIER: All right, thank you gentlemen.
OPERATOR: Thank you. As a reminder, if you would like to pose a question, press star, then the number one on your telephone keypad. Your next question is from Alex Silverman of Special Situations.
ALEX SILVERMAN, SPECIAL SITUATIONS: Good morning.
TOM MADDEN: Hey, Alex.

ALEX SILVERMAN: Two questions, first is on the gross margin in the service business. That 30 percent is that sustainable?
TOM MADDEN: The June 30 period normally has a little bit higher performance because of the fact that it’s a seasonally high point for one of our largest service fee client relationships and the gross margins earned during that period are somewhat higher than the rest of the year.
We target, we provided our guidance and our target is kind of 25 percent to 30 percent so we are at the high end of that range during the June quarter. The maintenance of that number will be somewhat dependent as well on the timing of new clients’ introduction.
As often times, the initial couple months or so of a new client’s introduction operates at a slightly lower than our optimal targeted gross margin performance just because we’re spending additional money to get the contract going in the right direction to start off.
ALEX SILVERMAN: In terms of the $7 million of new business annualized, can you give us a rough sense; is the imbedded gross margin in that at the high end, the low end, somewhere in the middle?
MIKE WILLOUGHBY: Alex, we see in the business that we’ve added this year that it falls within the range that we have given guides for, so in that 25 percent to 30 percent, absolutely.
ALEX SILVERMAN: OK. And then in terms of customer acquisition costs on the cost side, the drop was the result of better marketing or just, you know, getting them to actually execute a sale after landing them as a new customer or, what was it?
MARK LAYTON: You know, what happens is, we, as we chose to narrow advertising expenses down, you’re effectiveness should go up. You know, basically as we narrow up things, we are making a conscious decision to pay less for a new customer.
So basically what we do is we take and change the number of products that we that we post on the box, Alex to where we only post products with high conversion rates, higher gross margins in dollars involved in the sale.
And so the result of that is less new customers, but you can continue to maintain some new customer growth with less overall costs. So I would expect that as we get things stabilized, we’ll want to expand the advertising and you will see that number go back up. The costs will go back up.
ALEX SILVERMAN: OK. And then in terms of the eCOST gross margin, if you were to strip out fraud on a year-over-year basis, the underlying business, the products sold, is there, can you give us a rough idea of what the trend was?
MARK LAYTON: It’s down. You know, we, the gross margin percentage has been impacted by our service problems and the fact that, you know, that we are being relatively aggressive on pricing of some of our inventory categories.
You know, one of the issues you get into when revenue slows a little bit, you’ve got issues with making certain that inventory continues to turn strongly and that forces you to move on pricing on some products.
So you’ve got a bit of a multidimensional impact on that in there, but margin is down and it’s down primarily because of service problems that we have had and our need to continue to make sure that inventory is moving aggressively.
I would expect that in the coming months, you’re going to see improvements in the gross profit percentage in that business both by the elimination of fraud problems, but also through pricing controls and improvements in our inventory and a number of other things that we’re doing.

That’s one of the major short-term projects that we have right now is to get the gross margin percentage of the business up.
TOM MADDEN: And one of the key benefits of moving into our new system platform was that opportunity.
MARK LAYTON: Yes. We’ve just got a lot better controls and more visibility than we had in the prior platform.
ALEX SILVERMAN: Got it. Thank you, thank you very much.
MARK LAYTON: Thanks Alex.
OPERATOR: Thank you. Your next question is a follow-up from David Foetebier of JM Dutton.
DAVID SOETEBIER, JM DUTTON: Gentlemen, on the eCOST, could you give us an end-of-June inventory on that and how would an inventory write down show up in the revenue line?
TOM MADDEN: OK. Give me one second; on the inventory number for eCOSTs at the end of June was $9.9 million. And the write-down on inventory does not show up as a revenue item. It shows up as a component of cost-of-product revenue. So it increases your cost, which has a, impact still of reducing your gross margin percentage.
DAVID SOETEBIER: Do you have that number for us; inventory write-downs for the quarter?
TOM MADDEN: The provision that we took in the June quarter was approximately $300,000 to $400,000.
DAVID SOETEBIER: Thank you.
MARK LAYTON: Thanks, David.
OPERATOR: Thank you. Your next question is from Adam Mizel of Oquifer Capital.
ADAM MIZEL, OQUIFER CAPITAL: Hi guys. How are you?
TOM MADDEN: Hi Adam.
ADAM MIZEL: In your press release, you reported it looks like for the first six months of the year total EBITDA from the services and Supplies Distributors business so call it the old PFSweb of about $3.5 million in ‘06. Do you have the same number for ‘05 so we can compare the performance and development?
TOM MADDEN: Give me a second here.
ADAM MIZEL: Sure.
TOM MADDEN: Last year’s EBITDA for the six months ended June 30, 2005 would have been $3.4 million.
ADAM MIZEL: OK.
TOM MADDEN: And this year’s EBITDA for just those two businesses, hold on a second, hold on one second, I’ll come back to you on the call on that one.
ADAM MIZEL: Yes. I would have thought Tom, it is the 3.5 I see in the press release, but if it is not, you can let us know.
TOM MADDEN: OK.

ADAM MIZEL: A related question would be can you give us a little bit more color on sales in the services side of the business in the second quarter? Because my sense is that the majority of the $7 million of annual service revenues added were the sales you announced in the first quarter.
Is that correct, and if not, can you give us a little bit more color on the second quarter and what you see happening in the remainder of the year, in terms of that pipeline?
TOM MADDEN: Mike, why don’t you handle that?
MIKE WILLOUGHBY: Sure. Adam, you’re right in that the run rate that we have in this press release is primarily won in the first and early second quarters. I think that the press release indicates that we have a very strong pipeline. I think the figure in there is around $40 million in proposals outstanding.
We feel very good about the pipeline at this point. It’s very strong and there are some wins in there that we think that we can bring in, in the third and fourth quarter. So things look really good.
ADAM MIZEL: Is that pipeline, how is that pipeline size compare to what you had said at the end of the first quarter?
MIKE WILLOUGHBY: I think we’re probably up slightly in the pipeline size. I would say the quality of the pipeline is a little bit improved. We had a couple of deals that have earlier in the year that we wouldn’t have had a high probability on that have moved out and new deals have filled it in. And so I would say that the pipeline is up slightly and the quality of it is improved.
TOM MADDEN: Adam, this is Tom. I can answer your question now in regards to the EBITDA performance for PFSA and Supplies Distributors’ business units. The EBITDA for the six months ended June 30; I think the numbers you were referring to in the press release only relate to the three-month numbers.
The EBITDA for those two business segments was $.3 million this year and that compares to $3.4 million last year. So we ended up.
ADAM MIZEL: Tom, you just cut out when the first — the — this year, I got the 3.4. What was the first number?
TOM MADDEN: $6.3.
ADAM MIZEL: OK.
TOM MADDEM: And that — yes — So, it’s a significant improvement with year-over-year in our Supplies Distributors and PFS business units as both Mark and I alluded to during the call.
ADAM MIZEL: Got it. OK. Final question; in, as you’re turning eCOST around and you’ve shrunk the customer base and marketing’s been appropriately given the — what you’re going through, give us a little sense of how that impacts your ability to bring those customers back both likely cost and challenge of that.
Because presumably, they’re buying their equipment somewhere else than building some set of relationships with someone else’s site to do that. How do you bring them back and how much do you think you have to invest to do that?
MARK LAYTON: You know it’s an intellectual conversation that can go on a long time but let me give you short answer for that.
ADAM MIZEL: Sure.
MARK LAYTON: A key component in this whole are of paying to acquire for a customer has to do with the lifetime value of that customer afterwards. eCOST has not historically had a very strong repeat purchasing aspect from its, you know, the macro part of the customer base.

I mean, I think if you look at 2005’s number, the average customer purchased around 1.1 times. And so the difficulty you deal with is just that if you use all of your gross margin dollars in the first order or more than your gross margin dollars, as many companies do on the first order, and the customer never buys again, then obviously that’s an ongoing losing proposition that you’ll never make money at.
So the key for us, we believe, is to, we’ve got to substantially improve the experience that the customer has with us. We believe that that 1.1 has to do with many of the operating difficulty eCOST has had historically and that the customer experience that they have had has just not been stellar; certainly not to the levels we would like to see it at even so far this year.
So if we can make those improvements, then we believe we can see the movement in the repeat buying patterns of the customers. If you were to run a financial model and say, All right, well let me see if my customers buy 1.5 times per year. Well then all of a sudden you’d be in a situation where you might say, “Well jeez, I could pay, you know, I could pay 110 percent of the gross margin dollars of the first order to acquire the customer knowing that he’s going to buy 1.5 times from me on an annual basis,” and go from there.
That’s, you know, that’s a fairly traditional direct margin evaluation process. Now, so that being said, how do you get them back? Today, you know, customers come to us in two broad areas. One is through a collection of about ten or so shopping comparison engines, or bots as we call them that we post products to. And these allow consumers to compare selection and price and they click through them to the eCOST site.
That has been, you know, probably 60 percent of our new customers historically have come through that area. And that’s the area where we have trimmed our investment significantly at, and it will slow down the new customer activity.
The other 40 percent come to us through our other marketing avenues and just word-of-mouth activity. Those would be through paper catalogs, other advertising, traditional advertising we do in magazines, so on and so forth.
And so, that has also been trimmed back as well. To get the customers back, we can step on the gas on the ‘bot side at any point in time and you almost immediately see an increase in activity to the site as soon as those things are done.
So the other thing I’ll point you to on there, Adam, is the exact target announcement that we made this quarter. We really want to improve the efficiency of our daily e-mail activity and we believe that that ExactTarget gives us an ability to do that.
One of the things that we did not have good data that measured before was, how many of our e-mails actually made it to the desktop of the individual that we were marketing to?
We may be able to get it out and know that the e-mail address didn’t bounce. But we couldn’t get information historically about whether you actually opened the e-mail or whether it got through your personal or your corporate junk mail filter to actually get to your desktop.
So ExactTarget gives us much enhanced tools to phenomenally give us higher degrees of certainty that we can then navigate through the mail filter platforms, but also ensure that we have reporting that get to the desktop from there.
So those are some of the things that we’re doing in terms of how to get customers back. We’re certainly not stepping on the gas yet. We want to ensure that we’ve got the platform right and my hope will be as we get to the holiday season, that we do that.
Our near-term focus as I said in the call is in improving the gross profit percentage, costs in the business, get the thing profitable and then we’ll worry about expansion from there.
ADAM MIZEL: OK. Thank you.

OPERATOR: Thank you. There are no further questions. I would like to hand the floor back over to management for any concluding remarks.
MARK LAYTON: OK. I appreciate everybody’s time this morning and have a good quarter. Talk to you again then.
OPERATOR: Thank you. This concludes today’s PFS Web teleconference. You may now disconnect.
END